Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Chip Wochomurka
Healthways Investor Relations
(615) 614-4493
chip.wochomurka@healthways.com

HEALTHWAYS COMPLETES REFINANCING OF SENIOR CREDIT FACILITIES

NASHVILLE, Tenn. – June 11, 2012 – Healthways (NASDAQ: HWAY) today announced that the Company has successfully completed the refinancing of its Senior Credit Facilities as of June 8, 2012. The previous facilities, which were set to expire in December 2013, have been replaced with facilities consisting of a five-year Term Loan A of $200 million and a five-year revolving credit facility of $200 million.

“Given the favorable interest rate environment that exists now and the uncertainty of market conditions over the next 18 months, we chose to refinance our facility early. Today’s announcement represents an important statement regarding both our current financial stability and growth expectations for Healthways over the next five years,” said Alfred Lumsdaine, Healthways Chief Financial Officer. “Thanks to the strong commitments from the banks that participated in support of these facilities, we have the ongoing financial flexibility to pursue the significant growth opportunities emerging from the fundamental changes sweeping through healthcare both domestically and abroad.”

The new facilities are priced initially at Libor plus a margin of 2.50%. The Term Loan A will amortize at 5% per year for years one and two, 7.5% for year three and 10% per year for years four and five. At the closing of the facilities, the revolving credit facility had an initial balance of $106 million.

Sun Trust Robinson Humphrey led the refinancing effort, with U.S. Bank and Fifth Third Bank serving as joint lead arrangers and joint bookrunners.

Impact on 2012 Earnings Guidance

As previously communicated, Healthways earnings guidance for 2012 specifically excluded the potential financial impact of a refinancing event based upon the uncertainty of both timing and terms of entering into new credit facilities. The Company expects that the overall incremental interest expense of this refinancing will reduce 2012 net income per diluted share by approximately $0.04. Approximately two-thirds of the incremental expense reflects an increase in borrowing costs, and one-third relates to the write-off of previously deferred loan costs. Therefore the Company is modifying its

Healthways Completes Refinancing of Senior Credit Facilities

June 11, 2012

2012 earnings guidance from a range of $0.42 to $0.54 per diluted share to a range of $0.38 to $0.50 per diluted share.

Safe Harbor Provisions

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties including, but not limited to, future performance by Healthways, the results to be achieved, including the levels of participation, health, well-being and quality of life outcomes for populations, and performance of systems and programs. In order for Healthways to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, included in the discussion in Part I, Item 1A, and Part II, Item 7, of Healthways' Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Part I, Item 2 of Healthways’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.  Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. Healthways undertakes no obligation to update or revise any such forward-looking statements.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. We provide highly specific and personalized support for each individual and their team of experts to optimize each participant’s health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 40 million people on four continents. Learn more at www.healthways.com

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